Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Zoomcar Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	18,603,584	(2)	$2.08	(3)	$38,695,454.72	0.00014760	$5,711.45	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$5,711.45
	Total Fees Previously Paid									0
	Total Fee Offsets									-
	Net Fee Due									$5,711.45

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of (i) up to 1,200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), issued in lieu of payment of deferred underwriting commissions pursuant to that certain fee modification agreement, dated as of December 28, 2023, by and among the Company, Cantor Fitzgerald & Co. and J.V.B. Financial Group, LLC, in connection with closing (the “Closing”) of the business combination (the “Business Combination”) between Zoomcar, Inc., a Delaware corporation, and Innovative International Merger Sub Inc., a Delaware corporation, (ii) up to 1,666,667 shares of Common Stock that were issued at a price of $3.00 per share pursuant to that certain fee agreement, dated as of December 28, 2023, by and between McDermott Will & Emery LLP and the Company, in connection with payment of Business Combination transaction expenses, (iii) up to 466,666 shares of Common Stock that were issued pursuant to that certain fee modification agreement, dated as of December 27, 2023, by and among Zoomcar, Inc., the Company and Ellenoff Grossman & Schole LLP, in connection with payment of Business Combination transaction expenses, (iv) up to 20,000 shares of Common Stock that were issued pursuant to that certain marketing services agreement, dated as of September 28, 2023, between a subsidiary of the Company and Outside the Box Capital Inc., in connection with the Closing of the Business Combination, (v) up to 1,071,506 shares of Common Stock that were issued to Ananda Small Business Trust (“Ananda Trust”), in connection with the Closing of the Business Combination, (vi) up to 1,666,666 shares of Common Stock that were issued to Ananda Trust, in connection with the Closing of the Business Combination, and (vii) up to 12,512,080 shares of Common Stock issuable to ACM Zoomcar Convert LLC or its registered assigns upon the conversion of a convertible promissory note.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on February 2, 2024 ($2.08 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.